Exhibit 99.1

Insulet Appoints W. Mark Lortz to Board of Directors

BEDFORD, Mass.—(July 26, 2012) – Insulet Corporation (Nasdaq: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced the appointment of W. Mark Lortz to its board of directors.

Mr. Lortz brings extensive expertise in the diabetes industry, having served as the Chairman, President and Chief Executive Officer of blood glucose monitoring manufacturer TheraSense, Inc. from 1997 to 2004, when it was acquired by Abbott Laboratories. He led TheraSense from venture stage, to its IPO, launching the company’s Freestyle brand blood glucose technology in over 40 countries. Previously, Mr. Lortz served at LifeScan, Inc., a Johnson & Johnson company specializing in diabetes management technology, where his roles included Group Vice President of Worldwide Operations and International Franchise Development. Among his responsibilities at LifeScan, Mr. Lortz directed quality assurance, regulatory affairs and new product planning. Previously, Mr. Lortz spent nearly two decades at the General Electric Company in various engineering, production and operational roles.

“Mark is a proven leader in the diabetes industry and we are proud to welcome him to our board of directors,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “With his wealth of operational experience and extensive background in high-growth, profitable organizations, he will surely help Insulet advance our mission to make diabetes a smaller part of life.”

Mr. Lortz will be serving on the compensation committee of Insulet’s board. He is currently a member of the board of directors of Cutera, Inc. and has served in the past on the boards of various other public and private medical device companies. Mr. Lortz was a member of the board at the Diabetic Youth Foundation from 1996 to 2002. He holds a Bachelor of Science degree from Iowa State University and a Master of Business Administration degree from Xavier University.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high tough customer service model. Founded in 2000, Insulet Corporation is based in Bedford, Mass.

Contact:

Stephanie Marks for Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)